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                                 EXHIBIT 99.1



   INHALE ANNOUNCES EXERCISE OF $30 MILLION OVER-ALLOTMENT OF CONVERTIBLE NOTES

SAN CARLOS, CALIF., FEBRUARY 14, 2000 -- Inhale Therapeutic Systems, Inc. (Nasdaq:INHL) today announced that the initial purchasers have exercised their $30 million over-allotment option granted pursuant to a purchase agreement dated February 2, 2000 with respect to Inhale's 5.0% convertible subordinated notes due February 8, 2007. The closing of the over-allotment increases the aggregate principal amount of convertible subordinated notes to $230 million. The offering of the notes was made to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended.

Interest on the notes accrues at a rate of 5.0% per year, subject to adjustment in certain circumstances. The notes mature in 2007 and are convertible into shares of Inhale's common stock at a conversion price of $76.71 per share, subject to adjustment in certain circumstances.

The notes offered will not be registered under the Securities Act or applicable state securities laws, and may not be offered or sold in the United States absent registration under the Securities Act and applicable state securities laws or available exemptions from the registration requirements.

This release contains forward-looking statements that reflect management's current views as to Inhale's collaborative arrangements, clinical trials, product developments, manufacturing scale-up, and other future events and operations. These forward-looking statements involve uncertainties and other risks that are detailed in Inhale's reports and other filings with the SEC, including its Form 10-Q for the fiscal quarter ended Sept. 30, 1999. Actual results could differ materially from these forward-looking statements.


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